UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 27, 2007

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

1-2323	The Cleveland Electric Illuminating Company	34-0150020
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 27, 2007, The Cleveland Electric Illuminating Company (Company) issued and sold $250 million in aggregate principal amount of 5.70% Senior Notes due 2017 (Senior Notes) pursuant to an underwriting agreement, dated March 22, 2007, with Greenwich Capital Markets, Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc., as representatives of the several underwriters identified therein. The Senior Notes are registered under the Company’s shelf registration statement on Form S-3 (Registration No. 333-138101).

The Senior Notes were issued under the Indenture, dated as of December 1, 2003, between the Company and The Bank of New York Trust Company, N.A., as successor trustee to JPMorgan Chase Bank. Interest on the Senior Notes will be payable semiannually on April 1 and October 1 of each year, beginning October 1, 2007, and at maturity on April 1, 2017.

The Company will use the net proceeds of approximately $247 million to repay short-term debt and, to the extent available, for other general corporate purposes.

The Officer’s Certificate establishing the terms of the Senior Notes, including the form of Senior Notes, is filed as Exhibit 4, and the underwriting agreement is filed as Exhibit 1 to this Form 8-K, and each document is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
1

Underwriting Agreement, dated as of March 22, 2007, among The Cleveland Electric Illuminating Company and Greenwich Capital Markets, Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc., as representatives of the Underwriters named in Schedule I to the Underwriting Agreement.

4	Officer’s Certificate (including the form of 5.70% Senior Notes due 2017), dated as of March 27, 2007.
5.1	Opinion of Gary Benz, Esq.
5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP
23.1	Consent of Gary D. Benz, Esq. (contained in Exhibit 5.1 hereto)
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.2 hereto)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 28, 2007

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President and Controller